Exhibit 10.43

                         CONGRESS FINANCIAL CORPORATION
                           1133 Avenue of the Americas
                            New York, New York 10036

                                                             As of March 1, 2002

Atlantic Express Transportation Corp.
7 North Street
Staten Island, New York 10302

            Re:   Fourth Amendment to Loan Agreement

Ladies and Gentlemen:

      We refer to the Loan and Security Agreement dated December 22, 2000 between Congress Financial Corporation ("Lender"), Atlantic Express Transportation Corp. and each of the parties listed on the signature pages hereto (each individually, a "Borrower" and any two or more collectively, "Borrowers"), as the same may be amended from time to time (the "Loan Agreement"). Unless otherwise defined in this letter, all capitalized terms used in this letter have the same meanings as set forth in the Loan Agreement.

      Borrowers have requested that Lender make certain amendments to the Loan Agreement as set forth herein.

      Accordingly, each Borrower hereby agrees with Lender as follows:

      1. Amendments to Loan Agreement. Subject to the terms and conditions hereof, the Loan Agreement is amended as follows:

            (a) Section 1 of the Loan Agreement is amended by adding the following defined terms in their appropriate alphabetical order:

      "Applicable Vehicle CapEx Availability Sublimit" shall mean the amount of $90,000,000, as reduced on the first day of each month, commencing April 1, 2002, by $1,000,000 per month.

      "GSCP" shall mean GSCP II (AE) Holdings, LLC.

      "Participation Agreement" shall mean that certain Junior Participation Agreement dated as of March 1, 2002 by and between Lender and GSCP.

      "Special Supplemental Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of a Borrower in accordance with the terms set forth in Section 2.4 hereof.

            (b) Section 1 of the Loan Agreement is amended by amending and restating the following defined terms in their entirety to read as follows:

      "Adjusted Net Worth" shall mean as to any Person, at any date, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (a)(i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) plus (ii) an amount equal to eighty percent (80%) of the outstanding principal balance of (A) the Special Supplemental Loans at such date or (B) if designated by an election in writing from Parent to Lender in connection with the determination of Adjusted Net Worth as at the end of any fiscal quarter or fiscal year of Parent, the Special Supplemental Loans on a date which is
      (1) not more 45 days after the end of any fiscal quarter of Parent other than the fourth quarter of a fiscal year or (2) not more than 90 days after the end of any fiscal year of Parent, (iii) an amount equal to any reductions or elimination of previously recorded deferred tax assets and
      (iv) an amount equal to any reductions or elimination of previously recorded assets due to impairment of such assets under Statement of Financial Accounting Standard No. 141 or No. 142, and (b) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals).

      "EBITDA" shall mean, for any period, net income or loss of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (a) to the extent deducted in computing such consolidated net income or loss, without duplication, the sum of (i) income tax expense, (ii) Interest Expense, (iii) depreciation and amortization expense, and (iv) non-cash extraordinary or nonrecurring losses or expenses, minus (b) to the extent added in computing such consolidated net income or loss, without duplication, extraordinary or non-recurring income or gains, plus (c) an amount equal to the sum of (i) eighty percent (80%) of the aggregate principal balance of Special Supplemental Loans made during such period (net of any payments of such Special Supplemental Loans paid during such period) and (ii) capital contributions to the Parent from its stockholders received in the form of cash made available to Borrowers to use as working


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

      capital during such period and, with respect to clauses (i) and (ii) above, if designated by an election in writing from Parent to Lender, eighty percent (80%) of the aggregate principal balance of Special Supplemental Loans (net of repayments) and cash capital contributions made
      (A) within 45 days after the end of any period ending on the last day of fiscal quarter of Parent (other than the fourth quarter of a fiscal year) or (B) within 90 days after the end of any period ending on the last day of any fiscal year of Parent, provided, that, any such loan or contribution designated to be included in a prior period may not be included in any subsequent calculation of EBITDA for the period in which it was made or received, and provided further that, the maximum cumulative amount that may be included pursuant to clause (c) for all periods shall not exceed $25,000,000."

      "Existing Holders" shall mean GSCP, Domenic Gatto and Wafra Acquisition Fund.

      "Interest Rate" shall mean, as to Prime Rate Loans, a rate of three-quarters of one (3/4%) percent per annum in excess of the Prime Rate and, as to Special Supplemental Loans, a rate of eighteen percent (18%) per annum and, as to Eurodollar Rate Loans, a rate of two and three-quarter (2-3/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower); provided, that, the Interest Rate shall mean the rate of two and three-quarters (2 3/4%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and all other non-contingent Obligations (other than Eurodollar Rate Loans and Special Supplemental Loans), the rate of eighteen (18%) percent per annum as to Special Supplemental Loans, and the rate of four and three-quarters (4 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (a) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default or event which with notice or passage of time or both would constitute an Event of Default, and for so long as such Even of Default or other event is continuing and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against any Borrower) and (b) on the Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).


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

      "Loans" shall mean the Revolving Loans and the Loans made pursuant to Sections 2.3 and 2.4.

      "Maximum Credit" shall mean the amount of $143,000,000; provided, that, the maximum credit available pursuant to Section 2.1 hereof shall not exceed $125,000,000 and the maximum credit available pursuant to Section
      2.4 hereof shall not exceed $18,000,000.

            (c) The term "Obligations" in Section 1 of the Loan Agreement is amended by deleting the word "Revolving" on the first line thereof.

            (d) Section 2.1(a)(iii)(A) of the Loan Agreement is amended by substituting the term "Applicable Vehicle CapEx Availability Sublimit" in place of "$90,000,000".

            (e) Section 2 of the Loan Agreement is amended by adding the following as Section 2.4 thereof and renumbering existing Sections 2.4 and 2.5 as Sections 2.5 and 2.6, respectively:

            2.4 Special Supplemental Loans. Subject to, and upon the terms and conditions contained herein, Lender agrees, commencing March __, 2002, to make non-revolving loans (the "Special Supplemental Loans") to each Borrower from time to time; provided that the Participant under the Participation Agreement shall have agreed to purchase additional Participations in an amount sufficient to fund the Special Supplemental Loan. Any Special Supplemental Loan requested by a Borrower or Borrowers' Representative shall not exceed the amount by which the Participant's Interest (as defined in the Participation Agreement) then exceeds the then outstanding principal balance of the Special Supplemental Loans. The Special Supplemental Loans (a) are to be repaid, together with interest and other amounts, in accordance with this Agreement, and the other Financing Agreements, (b) are secured by all the Collateral and (c) may not be reborrowed to the extent that all or any part thereof has been repaid. The aggregate principal amount of the Special Supplemental Loans outstanding to all Borrowers at any time shall not exceed the lesser of the Maximum Credit applicable to the Special Supplemental Loans or the amount of the then outstanding amount of the Participant's Interest. In the event that the outstanding amount of the Special Supplemental Loans at any time exceeds the then outstanding amount of the Participant's Interest or the Maximum Credit applicable to Special Supplemental Loans, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the


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

      entire amount of any such excess(es) for which payment is demanded.

            (f) Section 4 of the Loan Agreement is amended by adding the following as Section 4.3 to be inserted following Section 4.2 thereof:

            4.3 Conditions Precedent to Special Supplemental Loans. In addition to the conditions precedent contained in Section 4.2 applicable to all Loans and Letter of Credit Accommodations, each of the following is an additional condition precedent to Lender making any Special Supplemental Loan to any Borrower hereunder:

            (a) Lender shall have received the Participation Agreement, duly executed and delivered by GSCP in form and substance satisfactory to Lender and the Participation Agreement shall be in full force and effect;

            (b) after giving effect to such Special Supplemental Loan, the outstanding principal balance of the Special Supplemental Loans will be equal to or less than the outstanding Participant's Interest and will not exceed the Maximum Credit applicable to Special Supplemental Loans; and

            (c) Lender and the Participant shall have received a certificate from an authorized officer of Borrowers' Representative, in form and substance satisfactory to Lender, certifying that the conditions set forth herein to the making of the Special Supplemental Loans have been complied with.

            (g) Section 6.6 of the Loan Agreement is amended by inserting the following after the last sentence thereof:

      Notwithstanding the foregoing, Borrowers shall use the proceeds of Special Supplemental Loans solely (i) to pay insurance premiums (and to fund initial premium deposits in connection with obtaining insurance coverage and to fund loss funds required by insurance carriers to be established prospectively at the time of the renewal of insurance coverage) and otherwise for working capital purposes, (ii) to pay interest on the Special Supplemental Loans, (iii) for expenditures of Borrowers in the ordinary course of Borrowers' business not otherwise permitted in this sentence; provided that no single expenditure shall exceed $20,000 for any Special Supplemental Loan or $200,000 in the aggregate as to all such expenditures, (iv) to pay costs, expenses and fees in connection with (A) the placement, preparation, negotiation, execution and delivery of the Fourth Amendment to Loan Agreement dated as of March 1, 2002 (the "Fourth Amendment") and the Participation Agreement, and (B) the solicitation of consents under the Indenture governing the Senior Notes to permit the Fourth Amendment and the Participation Agreement, or (v) for such other purposes as


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

      the Participant shall consent from time to time; and, without limiting the generality of the foregoing limitation, except with the consent of the Participant, Special Supplemental Loans shall not be made or used to fund or repay any other Loans or Obligations.

            (h) Section 9.12 of the Loan Agreement is amended and restated in its entirety to read as follows:

      9.12 Transactions with Affiliates. Neither Parent nor any Borrower shall, or permit its Subsidiaries to, enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of Parent's or such Borrower's or Subsidiary's business and upon fair and reasonable terms no less favorable to Parent or such Borrower or Subsidiary than it would obtain in a comparable arm's length transaction with an unaffiliated person; (b) existing and future employment agreements entered into by Parent or any Subsidiary of Parent in the ordinary course of business with the approval of a majority of the disinterested members of Parent's Board of Directors; (c) transactions between or among Parent, Borrowers, and Guarantors; (d) reasonable and customary fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Parent or any Subsidiary of Parent as determined in good faith by a majority of the disinterested directors of Parent's Board of Directors or, if none, unanimously by such Board of Directors; (e) the "Park & Ride Lease" between Showplace Bowling Center Inc., as lessor, and Atlantic Express Coachway Inc., as lessee, and the lease between Dom Rich Associates, Inc., as lessor, and Staten Island Bus Inc., as lessee, in each case as in effect of the date hereof; (f) annual premiums paid to Atlantic North in the ordinary course of business for insurance, provided, that such premiums do not exceed the annual aggregate deductibles on Parent's insurance policies then in effect; and (g) the transactions contemplated by the Participation Agreement or in connection with any Special Supplemental Loans (whether made directly pursuant to the Participation Agreement or otherwise made directly to Borrowers).

            (i) Section 9.13 of the Loan Agreement is amended and restated in its entirety to read as follows:

      9.13 Adjusted Net Worth. At the end of each fiscal quarter, beginning with the quarter ending March 31, 2002, Parent shall maintain Adjusted Net Worth of not less than $42,000,000.

            (j) Section 10.1(i) of the Loan Agreement is amended and restated in its entirety to read as follows:


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

                  (i) Any Event of Default, or event which with notice or the passage of time or both, would become an Event of Default, under and as defined in the Indenture (provided that, a default under Section 6.1(1) of the Indenture shall not constitute an Event of Default hereunder unless and until such default continues for more than the applicable cure period with respect thereto), or any agreement securing or guaranteeing payment of the Senior Notes, or (ii) default by any Borrower, any Subsidiary of a Borrower or any Obligor under any agreement, document or instrument relating to any other indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower, any such Subsidiary or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

      2. Conditions Precedent. The agreements set forth herein shall become effective only if and when the following conditions precedent have been satisfied as determined by Lender:

            (a) each of Borrowers shall have executed and delivered to Lender this letter;

            (b) Lender shall have received, in form and substance satisfactory to Lender, the opinion of Latham & Watkins as to the satisfaction of all conditions precedent to the effectiveness of the Eighth Supplemental Indenture (the "Supplemental Indenture") dated as of March 1, 2002, including without limitation, the consent of the requisite percentage of the holders of the Senior Notes to such amendments and such other matters as Lender may request;

            (c) Lender shall have received evidence satisfactory to it that the requisite number of holders of the Senior Notes have consented, in a manner acceptable to Lender, to the terms and conditions of the Supplemental Indenture and the transactions contemplated thereby, and such supplemental indenture and other amendments shall have been executed and delivered and be in full force and effect and all conditions precedent to the effectiveness thereof shall have been satisfied;

            (d) Lender shall have received an amendment to the Intercreditor Agreement amending the term "Priority Amount" therein to include the Special Supplemental Loans made hereunder, and otherwise in form and substance satisfactory to Lender, duly executed by the collateral agent for the holders of the Senior Notes, and in full force and effect;

            (e) each of Borrowers shall have delivered to Lender copies of requisite corporate action and proceedings in connection with this letter, in form and substance satisfactory to Lender and, where requested by Lender or Lender's counsel, certified by appropriate corporate officers or governmental authorities;


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

            (f) each of the representations and warranties of Borrowers set forth in the Loan Agreement and each of the other Financing Agreements is true and correct in all material respects as of such date; and

            (g) immediately prior to, and immediately after giving effect to, the amendments and agreements set forth herein, there shall exist no Event of Default or event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

      3. Real Property. Within a reasonable period of time following the date hereof, as determined by Lender, Borrowers shall deliver or cause to be delivered to Lender, in form and substance satisfactory to Lender, (i) appraisals of all of the Real Property located in the State of New York appraised by appraisers satisfactory to Lender, and (ii) in connection with each of the Mortgages, a valid and effective title insurance policy issued by a company and agent acceptable to Lender (A) insuring the priority, amount and sufficiency of the Mortgages, (B) insuring against matters that would be disclosed by surveys and (C) containing any legally available endorsements, assurances or affirmative coverage requested by Lender for protection of its interests. Borrowers acknowledge and agree that the failure to provide the foregoing will constitute an Event of Default and Lender may exercise its remedies set forth in this Loan Agreement and/or establish Availability Reserves in amounts and upon terms and conditions to be determined by Lender in its sole discretion. Borrowers further agree, upon Lender's request, to execute and deliver (or cause to be executed and delivered) such amendments to the Mortgages relating to Real Property located in the State of New York and to take or cause to be taken such other action as may be necessary or desirable to increase the amount secured by such Mortgages up to an amount that is equal to eighty-five (85%) percent of the appraised value of such Real Property.

      4. No Other Modification. Except as expressly set forth herein, the Financing Agreements are not amended or otherwise affected in any way by this letter and continue in full force and effect.

      5. No Waiver of Compliance. By entering into this letter, Lender has not and shall not be deemed to have (a) waived any Event of Default now existing or which may occur at any time hereafter or (b) limited any of Lender's rights and remedies with respect to any Event of Default or (c) except as otherwise expressly set forth herein, limited Lender's right to require Borrowers to comply strictly with each term and condition of the Financing Agreements.

      6. This Letter a Financing Agreement. This letter constitutes one of the Financing Agreements and is subject to all of the provisions of the Loan Agreement applicable to the Financing Agreements.

      7. Fees and Expenses. In consideration of Lender's agreements contained herein and in order to induce Lender to enter into this letter, Borrowers shall herewith pay Lender a fee of $300,000, which Lender is authorized to charge to Borrowers' loan account with Lender. Borrowers confirm that, under the Loan Agreement, it shall pay Lender's attorneys' fees and expenses incurred in connection with this letter and the transactions contemplated hereby.


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

      8. Ratification.

            (a) Except as expressly set forth herein, the Loan Agreement and the other Financing Agreements are not modified hereby and each shall remain in full force and effect in accordance with the respective provisions thereof on the date hereof, and the Loan Agreement and the other Financing Agreements are each in all respects ratified and affirmed. Lender's agreements herein shall not be construed to require Lender to make or permit any other supplemental loans or make any other amendments not expressly contemplated by the Loan Agreement on any other occasion, regardless of the similarity of circumstances.

            (b) Guarantors hereby (i) acknowledge notice of the terms and conditions of this letter, (ii) confirm and agree that the Guaranteed Obligations under and as defined in the Guarantee, includes all Borrowers' Obligations for or in respect of the principal of, accrued interest in, and other charges now or hereafter payable in connection with the Loans, including, without limitation, those made or continuing after giving effect to the amendments in this letter, and (iii) confirm that, after giving effect to this letter and to the making of the amendments to the Loan Agreement provided herein, the Guaranty is each of their valid and binding obligation, enforceable against each of them in accordance with its terms, without defenses, offsets, or counterclaims, and continues in full force and effect.

      9. Representations and Warranties. Without limiting any other provision of this letter, and as an inducement to Lender to enter into this letter, each Borrower hereby: (a) represents, warrants and agrees that the Loan Agreement and the other Financing Agreements are its valid and binding obligations enforceable against it in accordance with their terms, without the right to interpose any claims, deductions, offsets or counterclaims of any nature (other than compulsory counterclaims); and (b) represents and warrants that:

            (i) each of the representations and warranties of Borrowers set forth in the Loan Agreement and the other Financing Agreements is true and correct in all material respects, as of the date hereof; and

            (ii) after giving effect to this letter, no Event of Default, or event or condition which with notice or the passage of time or both would become an Event of Default, has occurred and is continuing.

      10. Governing Law. This letter shall be construed in accordance with and be governed by the laws (without giving effect to the conflicts of laws principles that would require the application of the laws of a different jurisdiction) of the State of New York.

      11. Counterparts. This letter may be executed in one or more counterparts, and by Lender and each other party hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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

      Please indicate Borrowers' agreement to the terms of this letter by countersigning it in the space provided below and returning it to Lender.

                                       Very truly yours,

                                       CONGRESS FINANCIAL CORPORATION

                                       By:    /s/ Herb C. Korn
                                              ---------------------------------
                                       Name:  Herb C. Korn
                                       Title: Vice President

Accepted and Agreed:

BORROWERS

ATLANTIC EXPRESS
  TRANSPORTATION CORP.
AMBOY BUS CO., INC.
ATLANTIC-CHITTENANGO REAL
  PROPERTY CORP.
ATLANTIC-CONN. TRANSIT, INC.
ATLANTIC EXPRESS COACHWAYS,
  INC.
ATLANTIC-HUDSON, INC.
ATLANTIC MEDFORD INC.
ATLANTIC PARATRANS, INC.
ATLANTIC PARATRANS OF
  KENTUCKY, INC.
BLOCK 7932, INC.
ATLANTIC EXPRESS OF MISSOURI
  INC.
ATLANTIC EXPRESS OF
  PENNSYLVANIA, INC.
BROOKFIELD TRANSIT, INC.
COURTESY BUS CO., INC.
GVD LEASING, INC.
180 JAMAICA CORP.
K. CORR, INC.
JERSEY BUSINESS LAND CO., INC.
MERIT TRANSPORTATION, CORP.
METRO AFFILIATES, INC.
METROPOLITAN ESCORT SERVICE,
  INC.
MIDWAY LEASING, INC.
RAYBERN BUS SERVICE, INC.
RAYBERN CAPITAL CORP.
RAYBERN EQUITY CORP.
STATEN ISLAND BUS, INC.


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

ATLANTIC EXPRESS OF L.A., INC.
CENTRAL NEW YORK COACH SALES
  AND SERVICE, INC.
JERSEY BUS SALES, INC.
WRIGHTHOLM BUS LINE INC.
ATLANTIC PARATRANS OF
  COLORADO, INC.
ATLANTIC PARATRANS OF
  PENNSYLVANIA, INC.
ATLANTIC EXPRESS OF
  NEW JERSEY, INC.
ATLANTIC PARATRANS OF
  ARIZONA, INC.
TEMPORARY TRANSIT SERVICE,
  INC.
201 WEST SOTELLO REALTY, INC.
ATLANTIC TRANSIT, CORP.
AIRPORT SERVICES, INC.
ATLANTIC EXPRESS NEW ENGLAND,
  INC.
ATLANTIC EXPRESS OF
  CALIFORNIA, INC.
ATLANTIC EXPRESS OF
  ILLINOIS, INC.
ATLANTIC EXPRESS OF
  SOUTH CAROLINA, INC.
FIORE BUS SERVICE, INC.
GROOM TRANSPORTATION, INC.
JAMES MCCARTY LIMO SERVICE,
  INC.
MCINTIRE TRANSPORTATION, INC.
MOUNTAIN TRANSIT, INC.
R. FIORE BUS SERVICE, INC.
ROBERT L. MCCARTHY & SON, INC.
T-NT BUS SERVICE, INC.
TRANSCOMM, INC.
WINSALE, INC.
ATLANTIC PARATRANS OF NYC, INC.

By:    /s/ Alan Rubinfeld
       -------------------------------
Title: Chief Financial Officer of each of the
       Companies Listed above

Chief Executive Office
7 North Street
Staten Island, New York 10302


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